CREDIT AGREEMENT

                   Dated as of June 22, 1994

                             among

                       ROSS STORES, INC.



                 BANK OF AMERICA NATIONAL TRUST
                    AND SAVINGS ASSOCIATION
                            as Agent

             THE INDUSTRIAL BANK OF JAPAN, LIMITED
                          as Co-Agent

                              and

         THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO













                        TABLE OF CONTENTS
                            ARTICLE I
                           DEFINITIONS                     1
1.01  Defined Terms                                        1
1.02  Other Interpretive Provisions                       12
      (a)  Performance: Time                              12
      (b)  Contracts                                      12
      (c)  Laws                                           12
      (d)  Captions                                       12
      (e)  Independence of Provisions                     12
      (f)  Interpretation                                 12
1.03  Accounting Principles                               12

                           ARTICLE II
                              THE CREDITS                 13
2.01  Amounts and Terms of Commitments                    13
2.02  Loan Accounts                                       13
2.03  Procedure for Borrowing                             13
2.04  Conversion and Continuation Elections               14
2.05  Voluntary Termination or Reduction of Commitments   16
2.06  Optional Prepayments                                16
2.07  Repayment                                           16
2.08  Interest                                            17
2.09  Fees                                                18
      (a)  Participation Fee                              18
      (b)  Commitment Fees                                18
2.10  Computation of Fees and Interest                    18
2.11  Payments by the Company                             19
2.12  Payments by the Banks to the Agent                  20
2.13  Sharing of Payments, Etc.                           20

                           ARTICLE III
                  TAXES, YIELD PROTECTION AND ILLEGALITY  21
3.01  Taxes                                               21
3.02  Illegality                                          22
3.03  Increased Costs and Reduction of Return             23
3.04  Funding Losses                                      23
3.05  Inability to Determine Rates                        24
3.06  Certificates of Banks                               24
3.07  Survival                                            25

                           ARTICLE IV
                            CONDITIONS PRECEDENT          25
4.01  Conditions of Initial Loans                         25
      (a)  Credit Agreement                               25
      (b)  Resolutions: Incumbency                        25
      (c)  Articles of Incorporation and By-laws          25
      (d)  Legal Opinion                                  26
      (e)  Payment of Fees                                26
      (f)  Certificate                                    26
      (h)  Other Documents                                26

       begin page ii

Section                                                 Page

4.02  Conditions to All Borrowings, Conversions and
      Continuations                                       26
      (a)  Notice of Borrowing                            26
      (b)  Continuation of Representations and Warranties 27
      (c)  No Existing Default                            27

                            ARTICLE V
                         REPRESENTATIONS AND WARRANTIES   27
5.01  Corporate Existence and Power                       27
5.02  Corporate Authorization: No Contravention           27
5.03  Governmental Authorization                          28
5.04  Binding Effect                                      28
5.05  Litigation                                          28
5.06  No Default                                          28
5.07  ERISA Compliance                                    29
5.08  Use of Proceeds; Margin Regulations                 29
5.09  Title to Properties                                 30
5.10  Taxes                                               30
5.11  Financial Condition                                 30
5.12  Environmental Matters                               31
5.13  Regulated Entities                                  31
5.14  No Burdensome Restrictions                          31
5.15  Copyrights, Patents, Trademarks and Licenses, etc.  31
5.16  Subsidiaries                                        31
5.17  Insurance                                           31
5.18  Full Disclosure                                     32
                           ARTICLE VI
                         AFFIRMATIVE COVENANTS            32
6.01  Financial Statements                                32
6.02  Tangible Net Worth                                  33
6.03  Leverage Ratio                                      34
6.04  Pretax Earnings                                     35
6.05  Fixed Charge Coverage Ratio                         36
6.06  Notices                                             36
6.07  Preservation of Corporate Existence, Etc            37
6.08  Maintenance of Property                             38
6.09  Insurance                                           38
6.10  Payment of Obligations                              38
6.11  Compliance with Laws                                38
6.12  Inspection of Property and Books and Records        38
6.13  Environmental Laws                                  39
6.14  Use of Proceeds                                     39

                           ARTICLE VII
                            NEGATIVE COVENANTS            39
7.01  Limitation on Liens                                 39
7.02  Disposition of Assets                               40

       begin page iii

Section                                                  Page

7.03  Consolidations and Mergers                          40
7.04  Loans; Advances; Investments; Acquisitions;
      Guarantees                                          40
7.05  Transactions with Affiliates                        41
7.06  Use of Proceeds                                     41
7.07  Use of Proceeds - Ineligible Securities             41
7.08  Compliance with ERISA                               41
7.9   Fixed Assets                                        42
7.10  Change in Business                                  42
7.11  Change in Structure                                 42
7.12  Accounting Changes                                  42

                          ARTICLE VIII
                            EVENTS OF DEFAULT             43
8.01  Event of Default                                    43
      (a) Non-Payment                                     43
      (b) Representation or Warranty                      43
      (c) Specific Defaults                               43
      (d) Other Defaults                                  43
      (e) Cross-Default                                   43
      (f) Insolvency; Voluntary Proceedinqs               44
      (g) Involuntary Proceedinqs                         44
      (h) ERISA                                           44
      (i) Monetary Judgments                              45
      (j) Non-Monetary Judgments                          45
      (k) Ownership                                       45
      (1) Loss of Licenses                                45
      (m) Adverse Change                                  45
      (n) Other Revolving Commitments                     45
8.02  Remedies                                            45
8.03  Rights Not Exclusive                                46

                           ARTICLE IX
                                   THE AGENT              46
9.01  Appointment and Authorization                       46
9.02  Delegation of Duties                                46
9.03  Liability of Agent                                  47
9.04  Reliance by Agent                                   47
9.05  Notice of Default                                   48
9.06  Credit Decision                                     48
9.07  Indemnification                                     48
9.08  Agent in Individual Capacity                        49
9.09  Successor Agent                                     49
9.10  Withholding Tax                                     50
9.11  Co-Agents                                           51

                            ARTICLE X
                                 MISCELLANEOUS            51
       begin page iv
Section                                                 Page

10.01     Amendments and Waivers                          51
10.02     Notices                                         52
10.03     No Waiver; Cumulative Remedies                  53
10.04     Costs and Expenses                              53
10.05     Indemnity                                       54
10.06     Marshalling; Payments Set Aside                 54
10.07     Successors and Assigns                          54
10.08     Assignments. Participations, etc.               55
10.09     Automatic Debits of Fees                        57
10.10     Notification of Addresses, Lending Offices, Etc 57
10.11     Counterparts                                    57
10.12     Severability                                    57
10.13     No Third Parties Benefited                      57
10.14     Time                                            58
10.15     Governing Law and Jurisdiction                  58
10.16     Waiver of Jury Trial                            58
10.17     Entire Agreement                                59

SCHEDULES

Schedule 5.05     Litigation
Schedule 5.07     ERISA
Schedule 5.11     Permitted Liabilities
Schedule 5.12     Environmental Matters
Schedule 5.16     Subsidiaries

EXHIBITS

Exhibit A Notice of Borrowing
Exhibit B Notice of Conversion/Continuation
Exhibit C Assignment and Acceptance





       begin page 1

                        CREDIT AGREEMENT

     This CREDIT AGREEMENT is entered into as of June 22, 1994, among Ross Stores, Inc., a Delaware corporation (the "Company"), the several financial institutions from time to time party to this Agreement (collectively, the "Banks"; individually, a "Bank"); Bank of America National Trust and Savings Association, as agent for the Banks; and The Industrial Bank of Japan, Limited, as Co-Agent.

     WHEREAS, the Banks have agreed to make available to the Company a credit facility upon the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:


                           ARTICLE I
                          DEFINITIONS

     1.01 Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

          "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of 10% or more of the equity of a Person shall for the purposes of this Agreement, be deemed to control the other Person. Notwithstanding the foregoing, no Bank shall be deemed an "Affiliate" of the Company or of any Subsidiary of the Company.

          "Agent" means BofA in its capacity as agent for the Banks hereunder, and any successor agent.

          "Agent-Related Persons" means BofA and any successor agent arising under Section 9.09, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

          "Agent's Payment Office" means the address for payments set forth on the signature page hereto in relation to the Agent or such other address as the Agent may from time to time specify.

       begin page 2


          "Aggregate Revolving Commitment" means the combined
     Revolving Commitments of the Banks, in the initial amount of Sixty Million dollars ($60,000,000), as such amount may be reduced from time to time pursuant to this Agreement.

          "Agreement" means this Credit Agreement, as amended from time to time in accordance with the terms hereof.

          "Applicable Margin" means

               (i)  with respect to Base Rate Loans, 0.000%; and

               (ii)  with respect to Offshore Rate Loans, 0.475%.

          "Arranger" means BA Securities, Inc., a wholly-owned subsidiary of BankAmerica Corporation. The Arranger is a registered broker-dealer and permitted to underwrite and deal in certain Ineligible Securities.

          "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

          "Bank" has the meaning specified in the introductory clause hereto.

          "Bankruptcy Code" means the Federal Bankruptcy Reform
     Act of 1978 (11 U.S.C. Section 101, et seq.).

          "Base Rate" means, for any day, the higher of:

              (a) the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco, California, as its "reference rate." It is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate; and

              (b)  0.50% per annum above the latest Federal
         Funds Rate.

         Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

         "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

         "BofA" means Bank of America National Trust and Savings
    Association, a national banking association.

       begin page 3


         "Borrowing" means a borrowing hereunder consisting of Loans made to the Company on the same day by the Banks pursuant to Article II.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

         "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other
    Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

         "Closing Date" means the date on which all conditions precedent set forth in Section 4.01 are satisfied or waived by all Banks.

         "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder as from time to time in effect.

         "Commitment Percentage" means, as to any Bank, the percentage equivalent of such Bank's Revolving Commitment divided by the Aggregate Revolving Commitment.

         "Contractual Obligations" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

         "Controlled Group" means the Company and all Persons
    (whether or not incorporated) under common control or treated as a single employer with the Company pursuant to
    Section 414(b), (c), (m) or (o) of the Code.

         "Conversion Date" means any date on which the Company converts a Base Rate Loan to an Offshore Rate Loan; or an Offshore Rate Loan to a Base Rate Loan.

         "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

         "EBITDA" means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) the net income (or net loss) for such period plus (b) depreciation

       begin page 4

    and interest expense and the amortization of intangibles, plus (c) all accrued income taxes; without giving effect to extraordinary losses or extraordinary gains.

         "Eligible Assignee" means (i) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; and (iii) a Person that is primarily engaged in the business of commercial banking and that is (A) a Subsidiary of a Bank,
    (B) a Subsidiary of a Person of which a Bank is a Subsidiary, or (C) a Person of which a Bank is a Subsidiary.

         "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

         "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

         "ERISA" means the Employee Retirement Income Security
    Act of 1974, as amended, and the rules and regulations promulgated thereunder as from time to time in effect.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) for purposes of provisions relating to Section 412 of the Code).

         "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan or a Multiemployer Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA;
    (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a multiemployer is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of

       begin page 5

    ERISA or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) a failure by the Company or any member of the Controlled Group to make required contributions to a Pension Plan, Multiemployer Plan or other Plan subject to Section 412 of the Code; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under
    Section 4007 of ERISA, upon the Company or any ERISA Affiliate; or (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan.

         "Eurodollar Reserve Percentage" has the meaning specified in the definition of "Offshore Rate".

         "Event of Default" means any of the events or circumstances specified in Section 8.01.

         "Exchange Act" means the Securities and Exchange Act of
    1934, and regulations promulgated thereunder.

         "FDIC" means the Federal Deposit Insurance Corporation, or any entity succeeding to any of its principal functions.

         "Federal Funds Rate" means, for any day, the rate per annum set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)". If such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

         "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of
       begin page 6


    the U.S. accounting profession, which are applicable to the circumstances as of the date of determination.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Indemnified Person" has the meaning specified in subsection 10.05(a).

         "Indemnified Liabilities" has the meaning specified in subsection 10.05(a).

         "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal
    Reserve System under Section 16 of the Banking Act of 1933
    (12 U.S.C.  Section 24, Seventh), as amended.

         "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case (a) and (b) undertaken under U.S. Federal, State or foreign law, including the Bankruptcy Code.

         "Interest Payment Date" means, with respect to any Offshore Rate Loan, the last day of each Interest Period applicable to such Loan and, with respect to Base Rate Loans, the last Business Day of each calendar quarter and each date a Base Rate Loan is converted into an Offshore Rate Loan; provided, however, that if any Interest Period for an Offshore Rate Loan exceeds three months, respectively, the date which falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter shall also be an Interest Payment Date.

         "Interest Period" means, with respect to any Offshore Rate Loan, the period commencing on the Business Day the Loan is disbursed or continued or on the Conversion Date on which the Loan is converted to the Offshore Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:
       begin page 7


              (i)  if any Interest Period pertaining to an
         Offshore Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

              (ii)  any Interest Period pertaining to an
         Offshore Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

              (iii) no Interest Period applicable to a Loan or portion thereof shall extend beyond the Maturity Date.

         "IRS" means the Internal Revenue Service or any entity succeeding to any of its principal functions under the Code.

         "Joint Venture" means a partnership, joint venture or other similar legal arrangement (whether created pursuant to contract or conducted through a separate legal entity) now or hereafter formed by the Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

         "Lending Office" means, with respect to any Bank, the office or offices of the Bank specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office", as the case may be, opposite its name on the applicable signature page hereto, or such other office or offices of the Bank as it may from time to time notify the Company and the Agent.

         "Leverage Ratio" means the ratio of total consolidated current and non-current liabilities, including liabilities under guaranties and any other contingent obligation, to the aggregate of Tangible Net Worth.

         "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any
       begin page 8


    contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

         "Loan" means an extension of credit by a Bank to the Company pursuant to Article II, and may be a Base Rate Loan or an Offshore Rate Loan.

         "Loan Documents" means this Agreement and all documents delivered to the Agent in connection therewith.

         "Majority Banks" means at any time Banks then holding at least 67% of the then aggregate unpaid principal amount of the Loans, or, if no such principal amount is then outstanding, Banks then having at least 67% of the Revolving
    Commitments; but in no case less than two Banks.

         "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U or X of the Federal Reserve
    Board.

         "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries taken as a whole or as to any Subsidiary;
    (b) a material impairment of the ability of the Company to perform under any Loan Document and avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document.

         "Maturity Date" means the fifth anniversary of the Closing Date, but in any event no later than June 30, 1999.

         "Multiemployer Plan" means a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) and to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

         "Notice of Borrowing" means a notice given by the Company to the Agent pursuant to Section 2.03, in substantially the form of Exhibit A.

         "Notice of Conversion/Continuation" means a notice given by the Company to the Agent pursuant to Section 2.04, in substantially the form of Exhibit B.

         "Obligations" means all Loans, and other indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by the Company to any Bank, the Agent, or any other Person required to be indemnified, that arises under any Loan Document, whether or not for the payment of money,

       begin page 9

    whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

         "Offshore Rate" means, for each Interest Period in respect of Offshore Rate Loans comprising part of the same Borrowing, an interest rate per annum (rounded upward to the nearest 1/16th of 1%) determined pursuant to the following formula:

    Offshore Rate =               LIBOR
                    ____________________________________
                    1.00 - Eurodollar Reserve Percentage

    Where,

         "Eurodollar Reserve Percentage" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the nearest 1/100th of 1%) in effect on such day (whether or not applicable to any Bank) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities") having a term comparable to such Interest Period; and

              "LIBOR" means the rate of interest per annum determined by the Agent to be the arithmetic mean (rounded upward to the nearest 1/16th of 1%) of the rates of interest per annum notified to the Agent by BofA as the rate of interest at which dollar deposits in the approximate amount of the amount of the Loan to be made or continued as, or converted into, an Offshore Rate Loan by BofA and having a maturity comparable to such Interest Period would be offered to major banks in the London interbank market at their request at or about 11:00 a.m. (London time) on the second Business Day prior to the commencement of such Interest Period.

              The Offshore Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

         "Offshore Rate Loan" means a Loan that bears interest based on the Offshore Rate.

         "Other Taxes" means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

       begin page 10


         "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.

         "Participant" has the meaning specified in subsection
    10.08(d).

         "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years, but excluding any Multiemployer Plan.

         "Permitted Liens" has the meaning specified in Section
    7.01.

         "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

         "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company or any ERISA Affiliate sponsors or maintains or to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions and includes any Pension Plan or Multiemployer Plan

         "Reportable Event" means any of the events set forth in
    Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

         "Requirement of Law" means, as to any Person, any law
    (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental
    Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

         "Responsible Officer" means the chief executive officer, the president or the chief financial officer of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

         "Revolving Commitment", with respect to each Bank, has the meaning specified in subsection 2.01.
       begin page 11


         "Revolving Loan" has the meaning specified in subsection 2.01.

         "Revolving Termination Date" means the earlier to occur of:

              (a) 364 days after the Closing Date, but no later than June 29, 1995; and

              (b)  the date on which the Aggregate Revolving
         Commitment shall terminate in accordance with the provisions of this Agreement.

         "SEC" means the Securities and Exchange Commission, or any entity succeeding to any of its principal functions.

         "Subsidiary" of a Person means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.

         "Surety Instruments" means all letters of credit
    (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

         "Tangible Net Worth" means total stockholder's equity less any intangible assets, with intangible assets defined as goodwill, patents, trademarks, tradenames, lease rights, capitalized pre-opening costs, franchises, organization costs and property rights.

         "Taxes" means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Bank's net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Agent, as the case may be, is organized or maintains a Lending Office.

         "UCC" means the Uniform Commercial Code as in effect in the State of California.

         "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

       begin page 12


         "United States" and "U.S." each means the United States of America.

    1.02  Other Interpretive Provisions

         (a) Performance; Time. Whenever any performance obligation hereunder (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including." If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

         (b) Contracts. Unless otherwise expressly provided herein, references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

         (c) Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

         (d) Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

         (e) Independence of Provisions. The parties acknowledge that this Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

         (f) Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to the Agent, the Company and other parties, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Banks or the Agent merely because of the Agent's or Banks' involvement in the preparation of such documents and agreements.

    1.03  Accounting Principles

         (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this

       begin page 13

Agreement shall be made, in accordance with GAAP, consistently applied.

         (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.


                           ARTICLE II
                          THE CREDITS

    2.01 Amounts and Terms of Commitments. Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make Loans to the Company (each such Loan, a "Revolving Loan") from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite the Bank's name on the signature pages of this Agreement (such amount as the same may be reduced pursuant to Section 2.05 or as a result of one or more assignments pursuant to Section 10.08, the Bank's "Revolving Commitment"); provided, however, that, after giving effect to any Borrowing of Revolving Loans, the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Aggregate Revolving Commitment. Within the limits of each Bank's Revolving Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this subsection 2.01, prepay pursuant to Section 2.06 and reborrow pursuant to this subsection 2.01.

    2.02 Loan Accounts. The Loans made by each Bank shall be evidenced by one or more loan accounts maintained by such Bank in the ordinary course of business. The loan accounts or records maintained by the Agent and each Bank shall be conclusive absent manifest error of the amount of the Loans made by the Banks to the Company and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans.

2.03  Procedure for Borrowing.

         (a) Each Borrowing shall be made upon the Company's irrevocable written notice delivered to the Agent in accordance with Section 10.02 in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 10:00 a.m. (San Francisco time) (i) three Business Days prior to the requested Borrowing date, in the case of Offshore Rate Loans; and (ii) on the requested Borrowing date, in the case of Base Rate Loans, specifying:

                   (A) the amount of the Borrowing, which shall be in an aggregate minimum principal amount of five million dollars ($5,000,000) or any multiple of one million dollars ($1,000,000) in excess thereof for

       begin page 14

         Offshore Rate Loans; or an aggregate minimum principal amount of one million dollars ($1,000,000) or any multiple of one million dollars ($1,000,000) in excess thereof for Base Rate Loans;

                   (B)  the requested Borrowing date, which
         shall be a Business Day;

                   (C) whether the Borrowing is to be comprised of Offshore Rate Loans or Base Rate Loans;

                   (D)  the duration of the Interest Period
         applicable to such Loans included in such notice. If the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Borrowing comprised of Offshore Rate Loans, such Interest Period shall be three months.

provided, however, that with respect to the Borrowing to be made on the Closing Date, the Notice of Borrowing shall be delivered to the Agent not later than 1:00 p.m. (San Francisco time) on the Closing Date and such Borrowing will consist of Base Rate Loans only.

         (b) Upon receipt of the Notice of Borrowing, the Agent will promptly notify each Bank thereof and of the amount of such Bank's Commitment Percentage of the Borrowing.

         (c) Each Bank will make the amount of its Commitment Percentage of the Borrowing available to the Agent for the account of the Company at the Agent's Payment Office by 11:00 a.m. (San Francisco time) on the Borrowing date requested by the Company in funds immediately available to the Agent. The proceeds of all such Loans will then be made available to the Company by the Agent at such office by crediting the account of the Company on the books of BofA with the aggregate of the amounts made available to the Agent by the Banks and in like funds as received by the Agent.

         (d) Unless the Majority Banks shall otherwise agree, during the existence of a Default or an Event of Default, the Company may not elect to have a Loan be made as, or converted into or continued as, an Offshore Rate Loan.

         (e) After giving effect to any Borrowing, there shall not be more than five different Interest Periods in effect.

    2.04  Conversion and Continuation Elections.

         (a) The Company may upon irrevocable written notice to the Agent in accordance with subsection 2.04(b):

              (i) elect to convert on any Business Day, any Base Rate Loans (or any part thereof in an amount not less

       begin page 15

    than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into Offshore Rate Loans; or

              (ii) elect to convert on the last day of the applicable Interest Period any Offshore Rate Loans having Interest Periods maturing on such day (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into Base Rate Loans; or

              (iii)  elect to renew on the last day of the
    applicable Interest Period any Offshore Rate Loans having Interest Periods maturing on such day (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof);

provided, that if the aggregate amount of Offshore Rate Loans in respect of any Borrowing shall have been reduced, by payment, prepayment, or conversion of part thereof to be less than $5,000,000, such Offshore Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Company to continue such Loans as, and convert such Loans into, Offshore Rate Loans shall terminate.

         (b) The Company shall deliver a Notice of Conversion/ Continuation in accordance with Section 10.02 to be received by the Agent not later than 10:00 a.m. (San Francisco time) at least (i) three Business Days in advance of the Conversion Date or continuation date, if the Loans are to be converted into or continued as Offshore Rate Loans; and (ii) on the Conversion Date, if the Loans are to be converted into Base Rate Loans, specifying:

                   (A)  the proposed Conversion Date or
         continuation date;

                   (B)  the aggregate amount of Loans to be
         converted or renewed;

                   (C) the nature of the proposed conversion or continuation; and

                   (D)  if applicable, the duration of the
         requested Interest Period.

         (c) If upon the expiration of any Interest Period applicable to Offshore Rate Loans, the Company has failed to select timely a new Interest Period to be applicable to such Offshore Rate Loans, or if any Default or Event of Default shall then exist, the Company shall be deemed to have elected to convert such Offshore Rate Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

         (d)  Upon receipt of a Notice of
Conversion/Continuation, the Agent will promptly notify each Bank thereof,
       begin page 16

or, if no timely notice is provided by the Company, the Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Bank.

         (e) Notwithstanding any other provision contained in this Agreement, after giving effect to any conversion or continuation of any Loans, there shall not be more than five different Interest Periods in effect.

    2.05  Voluntary Termination or Reduction of Commitments.
The Company may, upon not less than five Business Days' prior notice to the Agent, terminate the Aggregate Revolving Commitments or permanently reduce the Aggregate Revolving Commitments by an aggregate minimum amount of $5,000,000 or any multiple of $1,000,000 in excess thereof; provided that no such reduction or termination shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the then outstanding principal amount of the Revolving Loans would exceed the amount of the Aggregate Revolving Commitment then in effect and, provided, further, that once reduced in accordance with this Section 2.05, the Aggregate Revolving Commitment may not be increased without the written consent of Agent and each Bank. Any reduction of the Aggregate Revolving Commitment shall be applied to each Bank's Revolving Commitment in accordance with such Bank's Commitment Percentage. All accrued commitment fees to, but not including the effective date of any reduction or termination of Revolving Commitments, shall be paid on the effective date of such reduction or termination.

    2.06 Optional Prepayments. Subject to Section 3.04, the Company may, at any time or from time to time, upon notice to the Agent as specified below, ratably prepay Loans in whole or in part, in amounts of $1,000,000 or any multiple of $1,000,000 in excess thereof. Such notice of prepayment be provided to Agent at least three Business Days in advance for Offshore Rate Loans or at least one Business Day in advance for Base Rate Loans, and shall specify the date and amount of such prepayment and whether such prepayment is of Base Rate Loans, or Offshore Rate Loans, or any combination thereof. Such notice shall not thereafter be revocable by the Company and the Agent will promptly notify each Bank thereof and of such Bank's Commitment Percentage of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 3.04.

    2.07 Repayment. The aggregate principal amount of the Revolving Loans outstanding on the Revolving Termination Date
       begin page 17

(and not repaid on such day) shall be repaid by the Company on the Maturity Date.

    2.08  Interest.

         (a) Subject to subsection 2.08(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the Offshore Rate or the Base Rate, as the case may be, plus the Applicable Margin.

         (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans pursuant to Section 2.06 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof.

         (c) While any Event of Default exists or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Obligations due and unpaid, at a rate per annum which is determined by adding 1% per annum to the Applicable Margin then in effect for such Loans and, in the case of Obligations not subject to an Applicable Margin, at a rate per annum equal to the Base Rate plus 1%; provided, however, that, on and after the expiration of any Interest Period applicable to any Offshore Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus 1%. If any amount of principal of or interest on any Loan, or any other amount payable hereunder or under any of the other Loan Documents is not paid in full when due (whether at stated maturity, by acceleration, demand or otherwise), the Company agrees to pay interest on such unpaid principal or other amount, from the date such amount becomes due until the date such amount is paid in full, and after as well as before any entry of judgment thereon to the extent permitted by law, payable on demand, at a fluctuating rate per annum equal to the Base Rate plus 1%. This may result in compounding of interest.

         (d) Anything herein to the contrary notwithstanding, the obligations of the Company hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Bank, and in such event the Company shall pay such Bank interest at the highest rate permitted by applicable law.

       begin page 18


    2.09  Fees.

         (a) Participation Fee. The Company shall pay to the Agent on the Closing Date a participation fee in the amount set forth in a letter agreement between the Company and the Agent dated April 28, 1994. The Agent shall share a portion of the fee with the Co-Agent to the extent set forth in a letter agreement and accompanying term sheet between the Agent and the Co-Agent dated May 2, 1994.

         (b) Commitment Fees. The Company shall pay to the Agent for the account of each Bank a commitment fee on the average daily unused portion of such Bank's Revolving Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Agent, equal to one hundred twenty-five one-thousandths of one percent (0.125%) per annum. Such commitment fee shall accrue from the Closing Date to the Revolving Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter, commencing on June 30, 1994, through the Revolving Termination Date, with the final payment to be made on the Revolving Termination Date; provided that, in connection with any reduction or termination of Revolving Commitments pursuant to Section 2.05, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the next succeeding quarterly payment being calculated on the basis of the period from the reduction or termination date to such quarterly payment date. The commitment fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in
Article IV are not met.

    2.10  Computation of Fees and Interest.

         (a) All computations of fees and interest under this Agreement shall be made on the basis of a 360-day year and actual days elapsed, which results in more interest being paid than if computed on the basis of a 365-day year. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

         (b) The Agent will, with reasonable promptness, notify the Company and the Banks of each determination of an Offshore Rate; provided that any failure to do so shall not relieve the Company of any liability hereunder or provide the basis for any claim against the Agent. Any change in the interest rate on a Loan resulting from a change in the Applicable Margin or the Eurodollar Reserve Percentage shall become effective as of the opening of business on the day on which such change in the Applicable Margin or the Eurodollar Reserve Percentage becomes effective. The Agent will with reasonable promptness notify the Company and the Banks of the effective date and the amount of
       begin page 19

each such change, provided that any failure to do so shall not relieve the Company of any liability hereunder or provide the basis for any claim against the Agent.

         (c) Each determination of an interest rate by the Agent shall be conclusive and binding on the Company and the Banks in the absence of manifest error. The Agent will, at the request of the Company or any Bank, deliver to the Company or the Bank, as the case may be, a statement showing the quotations used by the Agent in determining any interest rate.

    2.11  Payments by the Company.

       (a) All payments (including prepayments) to be made by the Company on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment or counterclaim; shall, except as otherwise expressly provided herein, be made to the Agent for the ratable account of the Banks at the Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 11:30 a.m. (San Francisco time) on the date specified herein. The Agent will promptly distribute to each Bank its Commitment Percentage (or other applicable share as expressly provided herein) of such principal, interest, fees or other amounts, in like funds as received. Any payment which is received by the Agent later than 11:30 a.m. (San Francisco time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.

         (b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be; subject to the provisions set forth in the definition of "Interest Period" herein.

         (c) Unless the Agent shall have received notice from the Company prior to the date on which any payment is due to the Banks hereunder that the Company will not make such payment in full as and when required hereunder, the Agent may assume that the Company has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Company shall not have made such payment in full to the Agent, each Bank shall repay to the Agent on demand such amount distributed to such Bank, together with interest thereon for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate as in effect for each such day.

       begin page 20


    2.12  Payments by the Banks to the Agent.

       (a) Unless the Agent shall have received notice from a Bank on the Closing Date or, with respect to each Borrowing after the Closing Date, at least one Business Day prior to the date of any proposed Borrowing, that such Bank will not make available to the Agent as and when required hereunder for the account of the Company the amount of that Bank's Commitment Percentage of the Borrowing, the Agent may assume that each Bank has made such amount available to the Agent in immediately available funds on the Borrowing date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Company such amount, that Bank shall on the next Business Day following the date of such Borrowing make such amount available to the Agent, together with interest at the Federal Funds Rate for and determined as of each day during such period. A notice of the Agent submitted to any Bank with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Bank's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the next Business Day following the date of such Borrowing, the Agent shall notify the Company of such failure to fund and, upon demand by the Agent, the Company shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

         (b) The failure of any Bank to make any Loan on any date of borrowing shall not relieve any other Bank of any obligation hereunder to make a Loan on the date of such borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on the date of any borrowing.

    2.13 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Commitment Percentage of payments on account of the Loans obtained by all the Banks, such Bank shall forthwith (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor,
       begin page 21

together with an amount equal to such paying Bank's Commitment Percentage (according to the proportion of (i) the amount of such paying Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Company agrees that any Bank so purchasing a participation from another Bank pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section and will in each case notify the Banks following any such purchases or repayments.


                          ARTICLE III
             TAXES, YIELD PROTECTION AND ILLEGALITY

    3.01  Taxes.

         (a) Any and all payments by the Company to each Bank or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Taxes. In addition, the Company shall pay all Other Taxes.

         (b) The Company agrees to indemnify and hold harmless each Bank and the Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Bank or the Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Bank or the Agent makes written demand therefor.

         (c) If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then:

              (i)  the sum payable shall be increased as
    necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Bank or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

              (ii) the Company shall make such deductions and withholdings;

       begin page 22


              (iii)  the Company shall pay the full amount
    deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

              (iv) the Company shall also pay to each Bank or the Agent for the account of such Bank, at the time interest is paid, all additional amounts which the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes or Other Taxes had not been imposed.

         (d) Within 30 days after the date of any payment by the Company of Taxes or Other Taxes, the Company shall furnish the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Agent.

         (e) If the Company is required to pay additional amounts to any Bank or the Agent pursuant to subsection (c) of this Section, then such Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the judgment of such Bank is not otherwise disadvantageous to such Bank.

    3.02  Illegality.

         (a) If any Bank shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its Lending Office to make Offshore Rate Loans, then, on notice thereof by the Bank to the Company through the Agent, the obligation of that Bank to make Offshore Rate Loans shall be suspended until the Bank shall have notified the Agent and the Company that the circumstances giving rise to such determination no longer exists.

         (b) If a Bank shall determine that it is unlawful to maintain any Offshore Rate Loan, the Company shall prepay in full all Offshore Rate Loans of that Bank then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if the Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Offshore Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 3.04.

         (c) If the obligation of any Bank to make or maintain Offshore Rate Loans has been terminated, the Company may elect, by giving notice to the Bank through the Agent that all Loans which would otherwise be made by the Bank as Offshore Rate Loans shall be instead Base Rate Loans.

       begin page 23


         (d) Before giving any notice to the Agent pursuant to this Section 3.02, the affected Bank shall designate a different Lending Office with respect to its Offshore Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Bank, be illegal or otherwise disadvantageous to the Bank.

    3.03  Increased Costs and Reduction of Return.

         (a)  If any Bank shall determine that, due to either
(i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore Rate) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Offshore Rate Loans, then the Company shall be liable for, and shall from time to time, upon demand therefor by such Bank (with a copy of such demand to the Agent), pay to the Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

         (b) If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or
(iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank, with any Capital Adequacy Regulation; affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its Revolving Commitment, loans, credits or obligations under this Agreement, then, upon demand of such Bank (with a copy to the Agent), the Company shall upon demand pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

    3.04  Funding Losses.  The Company agrees to reimburse each
Bank and to hold each Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

         (a) the failure of the Company to make any payment of principal of any Offshore Rate Loan (including payments made after any acceleration thereof);

         (b) the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have

       begin page 24

given) a Notice of Borrowing or a Notice of Conversion/
Continuation;

         (c) the failure of the Company to make any prepayment after the Company has given a notice in accordance with Section 2.06;

         (d)  the prepayment (including pursuant to Section
2.07) of an Offshore Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

         (e) the conversion pursuant to Section 2.04 of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the respective Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained. Solely for purposes of calculating amounts payable by the Company to the Banks under this Section 3.04 and under subsection 3.03(a), each Offshore Rate Loan made by a Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.

    3.05 Inability to Determine Rates. If the Agent shall have determined that for any reason adequate and reasonable means do not exist for ascertaining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan or that the Offshore Rate applicable for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to the Banks of funding such Loan, the Agent will forthwith give notice of such determination to the Company and each Bank. Thereafter, the obligation of the Banks to make or maintain Offshore Rate Loans hereunder shall be suspended until the Agent upon the instruction of the Majority Banks revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such notice, the Banks shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans.

    3.06 Certificates of Banks. Any Bank claiming reimbursement or compensation pursuant to this Article III shall deliver to the Company (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the
       begin page 25

Bank hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

    3.07 Survival. The agreements and obligations of the Company in this Article III shall survive the payment of all other Obligations and the termination of this Agreement.


                           ARTICLE IV
                      CONDITIONS PRECEDENT

    4.01 Conditions of Initial Loans. The obligation of each Bank to make its initial Loan hereunder is subject to the condition that the Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Agent and each Bank and in sufficient copies for each Bank, each of the following items. For items to be executed by the parties, Agent may receive either a duly executed original signature page, or an executed signature page sent by facsimile transmission to be followed promptly by mailing of a hard copy original. Each of the parties understands and agrees that receipt by the Agent of a facsimile transmitted signature page purportedly bearing the signature of a party shall bind such party with the same force and effect as the delivery of a hard copy original. Any failure by the Agent to receive the hard copy original signature page shall not diminish the binding effect of receipt of the facsimile transmitted signature page of the party whose hard copy original signature page was not received by the Agent:

         (a)  Credit Agreement.  This Agreement executed by the
Company, the Agent and each of the Banks;

         (b)  Resolutions; Incumbency.

              (i) Copies of the resolutions of the board of directors of the Company approving and authorizing the execution, delivery and performance by the Company of this Agreement and the other Loan Documents to be delivered hereunder, and authorizing the borrowing of the Loans, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Company; and

              (ii) A certificate of the Secretary or Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered hereunder;

         (c) Articles of Incorporation and By-laws. The articles or certificate of incorporation of the Company as in effect on the Closing Date, certified by the Secretary of State (or similar, applicable Governmental Authority) of the state of incorporation of the Company as of a recent date and by the Secretary or Assistant Secretary of the Company as of the
       begin page 26

Closing Date, and the bylaws of the Company as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date; and

         (d) Legal Opinion. An opinion of legal counsel to the Company and addressed to the Agent and the Banks, in form and substance, and from legal counsel, satisfactory to the Agent and the Banks.

         (e) Payment of Fees. The Company shall have paid all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of BofA to the extent invoiced prior to or on the Closing Date, together with such additional amounts of Attorney Costs as shall constitute BofA's reasonable estimate of Attorney Costs incurred or to be incurred through the closing proceedings, provided that such estimate shall not thereafter preclude final settling of accounts between the Company and BofA;

         (f)  Certificate.  A certificate signed by a
Responsible Officer, dated as of the Closing Date, stating that:

              (i) the representations and warranties contained in Article V are true and correct on and as of such date, as though made on and as of such date;

              (ii) no Default or Event of Default exists or would result from the initial Borrowing; and

              (iii) there has occurred since January 29, 1994, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse
    Effect;

         (g) Prior Agreement. Evidence that all obligations of the Company under the agreement dated September 16, 1991 between The Industrial Bank of Japan and the Company have been paid in full and all commitments related thereto have been terminated.

         (h) Other Documents. Such other approvals, opinions, documents or materials as the Agent or any Bank may request.

    4.02 Conditions to All Borrowings, Conversions and Continuations. The obligation of each Bank to make any Loan to be made by it hereunder (including its initial Loan) or to accept a conversion or continuation election under paragraph
2.04 is subject to the satisfaction of the following conditions precedent on the relevant borrowing date:

         (a) Notice of Borrowing. The Agent shall have received (with, in the case of the initial Loan only, a copy for each Bank) a Notice of Borrowing or Notice of Conversion/Continuation;

       begin page 27


         (b) Continuation of Representations and Warranties. The representations and warranties made by the Company contained in Article V shall be true and correct on and as of the date of the Borrowing, conversion or continuation with the same effect as if made on and as of such date; and

         (c)  No Existing Default.  No Default or Event of
Default shall exist or shall result from such Borrowing, continuation or conversion.

Each Notice of Borrowing or Notice of Conversion/Continuation submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice or application and as of the date of each Borrowing, conversion or continuation that the conditions in Section 4.02 are satisfied.


                           ARTICLE V
                 REPRESENTATIONS AND WARRANTIES

    The Company represents and warrants to the Agent and each Bank that:

    5.01 Corporate Existence and Power. The Company and each of its Subsidiaries:

         (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

         (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under, the Loan Documents;

         (c) is duly qualified as a foreign corporation, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

         (d)  is in compliance with all Requirements of Law;

except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

    5.02 Corporate Authorization; No Contravention. The execution, delivery and performance by the Company and its Subsidiaries of this Agreement, and any other Loan Document to which such Person is party, have been duly authorized by all necessary corporate action, and do not and will not:
       begin page 28


         (a) contravene the terms of any of that Person's certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof);

         (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or

         (c)  violate any Requirement of Law.

    5.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company or any of its Subsidiaries of the Agreement or any other Loan Document.

    5.04 Binding Effect. This Agreement and each other Loan Document to which the Company or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of the Company, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

    5.05  Litigation.  Except as specifically disclosed in
Schedule 5.05, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective Properties which:

         (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

         (b) if determined adversely to the Company or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

    5.06 No Default or Event of Default exists or would result from the incurring of any Obligations by the
       begin page 29

Company. Neither the Company nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect or that would, if such default had occurred after the Closing date, create an Event of Default under subsection 8.01(e).

    5.07  ERISA Compliance.

         (a) Except as specifically disclosed in Schedule 5.07, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification.

         (b) There are no pending or, to the best knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

         (c) Except as specifically disclosed in Schedule 5.07, no ERISA Event has occurred or is reasonably expected to occur with respect to any Pension Plan or Multiemployer Plan.

         (d) Except as specifically disclosed in Schedule 5.07, no Pension Plan has any Unfunded Pension Liability.

         (e) Except as specifically disclosed in Schedule 5.07, neither the Company nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

         (f) Except as specifically disclosed in Schedule 5.07, neither the Company nor any ERISA Affiliate has incurred nor reasonably expects to incur any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan.

         (g) Except as specifically disclosed in Schedule 5.07, neither the Company nor any ERISA Affiliate has transferred any Unfunded Pension Liability to any person or otherwise engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

    5.08 Use of Proceeds; Margin Regulations. The proceeds of the Loans are intended to be and shall be used solely for the
       begin page 30

purposes set forth in and permitted by Section 6.14, and are intended to be and shall be used in compliance with Sections
7.06 and 7.07. Neither the Company nor any of its Subsidiaries is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

    5.09 Title to Properties. The Company and each of its Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Company and its Subsidiaries is subject to no Liens, other than those permitted by this Agreement.

    5.10 Taxes. The Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and no notice of lien has been filed or recorded. There is no proposed tax assessment against the Company or any of its Subsidiaries which would, if the assessment were made, have a Material Adverse Effect.

    5.11  Financial Condition.

         (a) The audited consolidated financial statements of financial condition of the Company and its Subsidiaries dated January 29, 1994; the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal year ended on that date; and the interim financial statements dated as of April 2, 1994:

              (i)  were prepared in accordance with GAAP
    consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

              (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

              (iii)  except as specifically disclosed in
    Schedule 5.11, show all material indebtedness and other liabilities, direct or contingent of the Company and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and contingent obligations.

       begin page 31


         (b)  Since January 29, 1994, there has been no Material
Adverse Effect.

    5.12 Environmental Matters. The Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof the Company has reasonably concluded that, except as specifically disclosed in Schedule 5.12, such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

    5.13 Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiary of the Company, is
(a) an "Investment Company" within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur indebtedness.

    5.14 No Burdensome Restrictions. Neither the Company nor any of its Subsidiaries is a party to or bound by any Contractual Obligation, or subject to any charter or corporate restriction, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

    5.15  Copyrights, Patents, Trademarks and Licenses, etc.
The Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any of its Subsidiaries infringes upon any rights held by any other Person; except as specifically disclosed in Schedule 5.05, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

    5.16 Subsidiaries. As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in part
(a) of Schedule 5.16 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 5.16.

    5.17  Insurance.  The Properties of the Company and its
Subsidiaries are insured with financially sound and reputable
       begin page 32

insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where the Company or such Subsidiary operates.

    5.18 Full Disclosure. None of the representations or warranties made by the Company or any of its Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of the Company or any of its Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company to the Banks prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.


                           ARTICLE VI
                     AFFIRMATIVE COVENANTS

    The Company covenants and agrees that, so long as any Bank shall have any Commitment hereunder, or any Loan or other
Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

    6.01 Financial Statements. The Company shall deliver the following to the Agent, all in form and detail satisfactory to the Agent and Majority Banks and in such number of copies as each Bank may request:

              (a) as soon as available, but not later than thirty (30) days after and as of the close of each of the Company's monthly accounting periods, a financial statement for the Company prepared by the Company on a consolidated and consolidating basis, which shall include the Company's balance sheet as of the close of such period, and the Company's statement of income for such period and that portion of the fiscal year ending with such period, prepared on a consolidated basis and certified by a Responsible Officer as being complete and correct and fairly presenting the Company's financial condition and results of operations;

              (b) as soon as available, but not later than one hundred twenty (120) days after and as of the close of each of the Company's fiscal years, a complete copy of the Company's audit report for such year, together with a copy of the Company's filed Securities and Exchange Commission Report 10-K for said fiscal year, which audit report shall include at least the Company's balance sheet as of the close of such year and the Company's statement of income and
       begin page 33

    retained earnings and statement of cash flow for such year, all prepared on a consolidated basis and certified by Deloitte & Touche or another independent public accountant selected by the Company and satisfactory to the Majority Banks, which certificate shall not be qualified in any manner whatsoever and which certificate shall include or be accompanied by a statement from such accountant that during its examination nothing came to its attention that would cause it to believe that as of the end of such fiscal year the Company was not in compliance with the terms, covenants, provisions or conditions of Sections 6.02, 6.03, 6.04 and
    6.05 of this Agreement;

              (c) as soon as available, but not later than thirty (30) days after and as of the end of each of the Company's fiscal quarters, a certificate from a Responsible Officer that there exists no Event of Default or circumstance which, upon a lapse of time or giving of notice or both, would become an Event of Default, and as soon as available, but not later than fifty (50) days after the end of each of the Company's fiscal quarters, a copy of the Company's filed Securities and Exchange Commission Report 10-Q for said fiscal quarter;

              (d) promptly upon receipt by the Company, copies of all management letters or reports or other reports submitted to the Company by any independent certified public accountant in connection with any examination of the Company's financial records made by such accountant;

              (e) from time to time such other information as the Agent, at the request of any Bank, may reasonably request.

    6.02 Tangible Net Worth. The Company shall maintain on a consolidated basis Tangible Net Worth in amounts not less than the amounts indicated below at all times during the periods specified below:

              Time Period                  Tangible Net Worth

    From the first date of this                   $180,000,000
    Agreement through
    the day before the last day of the
    Fourth Quarter in Fiscal Year 1994

    From the last day of the Fourth               $200,000,000
    Quarter in Fiscal Year 1994 through
    the day before the last day of the
    Fourth Quarter in Fiscal Year 1995
       begin page 34


    From the last day of the Fourth               $220,000,000
    Quarter in Fiscal Year 1995 through
    the day before the last day of the
    Fourth Quarter in Fiscal Year 1996

    From the last day of the Fourth               $250,000,000
    Quarter in Fiscal Year 1996 through
    the day before the last day of the
    Fourth Quarter in Fiscal Year 1997

    From the last day of the Fourth               $280,000,000
    Quarter in Fiscal Year 1997 through
    the day before the last day of the
    Fourth Quarter in Fiscal Year 1998

    Thereafter                                    $300,000,000

provided, however, that from and after the time that the Company has repurchased (under programs authorized on February 4, 1993 and November 17, 1993 or thereafter) (a) two million of its outstanding shares, plus (b) an additional number of its shares for a consideration of at least $15,000,001; then the minimum Tangible Net Worth requirement shall be as specified below. The Company promises to notify the Agent, via a certificate signed by a Responsible Officer, promptly when the foregoing event has occurred:

              Time Period                   Tangible Net Worth

    From the first date of this                   $180,000,000
    Agreement through
    the day before the last day of the
    Fourth Quarter in Fiscal Year 1995

    From the last day of the Fourth               $210,000,000
    Quarter in Fiscal Year 1995 through
    the day before the last day of the
    Fourth Quarter in Fiscal Year 1996

    From the last day of the Fourth               $235,000,000
    Quarter in Fiscal Year 1996 through
    the day before the last day of the
    Fourth Quarter in Fiscal Year 1997

    From the last day of the Fourth               $270,000,000
    Quarter in Fiscal Year 1997 through
    the day before the last day of the
    Fourth Quarter in Fiscal Year 1998

    Thereafter                                    $300,000,000

    6.03 Leverage Ratio. The Company shall maintain on a consolidated basis a Leverage Ratio not greater than the amounts indicated below at and as of the times specified below:

       begin page 35


         Date of Determination                    Leverage Ratio

    End of First, Second and Third                     1.80
    Quarters in Fiscal Year 1994

    December 31, 1994                                  1.35

    End of Fiscal Year 1994                            1.50

    End of First, Second and Third                     1.70
    Quarters in Fiscal Year 1995

    December 31, 1995                                  1.30

    End of Fiscal Year 1995                            1.45

    End of First, Second and Third                     1.70
    Quarters in Fiscal Year 1996

    December 31, 1996                                  1.25

    End of Fiscal Year 1996                            1.40

    End of First, Second and Third                     1.60
    Quarters in Fiscal Year 1997

    December 31, 1997                                  1.20

    End of Fiscal Year 1997                            1.35

    End of First, Second and Third                     1.50
    Quarters in Fiscal Year 1998

    December 31, 1998                                  1.20

    End of Fiscal Year 1998                            1.30

    6.04 Pretax Earnings. The Company shall maintain on a consolidated basis cumulative fiscal year-to-date pretax earnings as reported in the Company's financial statements (exclusive of any recoveries related to the Company's reserves for store closings) not less than amounts indicated below at and as of the times specified below:

    Date of Determination                        Pretax Earnings

    End of Second Quarter in                      $ 9,000,000
    Fiscal Year 1994

    End of Fiscal Year 1994                       $35,000,000

    End of Second Quarter in                      $10,000,000
    Fiscal Year 1995

    End of Fiscal Year 1995                       $35,000,000
       begin page 36


    End of Second Quarter in                      $11,000,000
    Fiscal Year 1996

    End of Fiscal Year 1996                       $35,000,000

    End of Second Quarter in                      $11,000,000
    Fiscal Year 1997

    End of Fiscal Year 1997                       $40,000,000

    End of Second Quarter in                      $12,000,000
    Fiscal Year 1998

    End of Fiscal Year 1998                       $40,000,000

    6.05 Fixed Charge Coverage Ratio. The Company shall maintain on a consolidated basis a ratio of (a) the sum of EBITDA, rent expense and lease expense to (b) the sum of rent expense, lease expense, all accrued income taxes, interest expense, excess dividends and the current portion of long term debt; at least equal to 1.25:1.00. This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters (the "calculation period"). The current portion of long term debt will be measured as of the last day of the quarter, excluding the proceeds of this Agreement and excluding the Company's existing $23 million credit facility due November 1, 1994. "Excess dividends" means dividends paid in excess of $5,000,000 in the calculation period.

    6.06 Notices. The Company shall promptly notify the Agent and each Bank:

         (a) of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default;

         (b) of any matter that has resulted or may result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary; including pursuant to any applicable Environmental Laws;

         (c) of any of the following events affecting the Company or any ERISA Affiliate (but in no event more than 10 days after such event), together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:
       begin page 37


              (i)   an ERISA Event;

              (ii) if any of the representations and warranties in Section 5.07 cease to be true and correct;

              (iii) the adoption of any new Pension Plan or other Plan subject to Section 412 of the Code by the Company or an ERISA Affiliate;

              (iv)  the adoption of any amendment to a Pension
    Plan or other Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability; or

              (v) the commencement of contributions by the Company or an ERISA Affiliate to any Pension Plan,
    Multiemployer Plan or other Plan subject to Section 412 of the Code;

         (d) of any change in accounting policies or financial reporting practices by the Company or any of its Subsidiaries.

         (e) of any new Subsidiaries other than those specifically disclosed in part (a) of Schedule 5.16 hereto; or any new equity investments other than those specifically disclosed in part (b) of Schedule 5.16.

         Each notice pursuant to this Section shall be accompanied by a written statement by a Responsible Officer of the Company setting forth details of the occurrence referred to therein, and stating what action the Company proposes to take with respect thereto and at what time. Each notice under subsection (a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

    6.07 Preservation of Corporate Existence, Etc. The Company shall, and shall cause each of its Subsidiaries to:

         (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

         (b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by
Section 7.03 and sales of assets permitted by Section 7.02;

         (c) use its reasonable efforts, in the ordinary course of business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it; and

       begin page 38


         (d)  preserve or renew all of its registered
trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse
Effect.

    6.08 Maintenance of Property. The Company shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, except as permitted by Section 7.02. The Company shall use the standard of care typical in the industry in the operation and maintenance of its facilities.

    6.09 Insurance. The Company shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

    6.10 Payment of Obligations. The Company shall, and shall cause its Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

         (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

         (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and

         (c) all indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such indebtedness.

    6.11 Compliance with Laws. The Company shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

    6.12 Inspection of Property and Books and Records. The Company and its Subsidiaries shall maintain proper books of record and account in accordance with GAAP. The Company and its Subsidiaries shall permit representatives and independent contractors of the Agent or any Bank to inspect any of their respective Properties, to examine their books and records, and make copies thereof, and to discuss their affairs with their
       begin page 39

respective directors, officers, and independent public accountants, all at reasonable times during normal business hours; provided, however, when an Event of Default exists the Agent or any Bank may do any of the foregoing at the expense of the Company.

    6.13 Environmental Laws. The Company shall, and shall cause each of its Subsidiaries to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws.

    6.14 Use of Proceeds. The Company shall use the proceeds of the Loans solely as follows: (a) approximately $23,000,000 to refinance the Company's existing senior term debt; (b) to fund repurchase by the Company of the Company's own stock, with such stock being retired upon its repurchase; (c) to finance capital expenditures; and (d) for general corporate purposes.

                          ARTICLE VII
                       NEGATIVE COVENANTS

    The Company hereby covenants and agrees that, so long as any Bank shall have any Commitment hereunder, or any Loan or other
Obligation shall remain unpaid or unsatisfied, unless the Majority Banks waive compliance in writing:

    7.01 Limitation on Liens. The Company shall not, and the Company shall not suffer or permit any of its Subsidiaries to, create, assume or suffer to exist any security interest, lien (including, but not limited to, the lien of an attachment, judgment or execution) or encumbrance, securing a charge or obligation, on or with respect to any real or personal property of the Company or any Subsidiary whether now owned or hereafter acquired, except:

              (a) liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, or the validity of which is contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof;

              (b)  deposits or pledges to secure:

                   (i)  statutory obligations;

                   (ii)  surety or appeal bonds;

                   (iii)  bonds for release of attachment, stay
         of execution or injunction; or

                   (iv) performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or for purposes of like general nature in the ordinary course of its business as presently conducted;

       begin page 40


              (c)  purchase money liens and liens on real
    property securing construction or permanent real estate financing where the lien does not exceed 100% of the cost of the real property and all improvements thereon and does not extend beyond the property purchased or constructed; and

              (d) security interests and liens securing charges or obligations of the Company or any Subsidiary in amounts not to exceed an aggregate of $2,000,000 in addition to those permitted under subsections (a) through (c) of this Section.

    7.02 Disposition of Assets. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

         (a) dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

         (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment; and

         (c) dispositions of property by the Company or any of its Subsidiaries to the Company or any of its Subsidiaries pursuant to reasonable business requirements; provided, however, that such dispositions do not result in the movement of any such property from a domestic Subsidiary to a Subsidiary located outside the United States.

    7.03 Consolidations and Mergers. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

    7.04 Loans; Advances; Investments; Acquisitions; Guarantees. Make, or permit any Subsidiary to make, any loans or advances to, or any investment in, any person or entity; nor acquire, or permit any Subsidiary to acquire, any interest in any entity; nor enter into, or permit any Subsidiary to enter into, any joint venture; nor guarantee or become liable, or permit any Subsidiary to guarantee or become liable, in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, any liabilities or obligations of any other person or entity, except any of the foregoing in any fiscal year so long as the total
       begin page 41

dollar amount of all such transactions by the Company and the Subsidiaries does not exceed an aggregate of (a) 10% of the Company's Tangible Net Worth as of the end of the immediately preceding fiscal year, plus (b) the cost of the acquisitions and investments financed by the issuance of equity.

    7.05 Transactions with Affiliates. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Company or of any such Subsidiary, except (a) as expressly permitted by this Agreement, or (b) in the ordinary course of business and pursuant to the reasonable requirements of the business of the Company or such Subsidiary; in each case (a) and (b), upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Subsidiary.

    7.06 Use of Proceeds. The Company shall not and shall not suffer or permit any of its Subsidiaries to use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock (except the repurchase by the Company of the Company's own stock, with such stock being retired upon its repurchase), (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

    7.07 Use of Proceeds - Ineligible Securities. The Company shall not, directly or indirectly, use any portion of the Loan proceeds (i) knowingly to purchase Ineligible Securities from the Arranger during any period in which the Arranger makes a market in such Ineligible Securities, (ii) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by the Arranger, or (iii) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by the Arranger and issued by or for the benefit of the Company or any Affiliate of the Company.

    7.08 Compliance with ERISA. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, (i) terminate any Plan subject to Title IV of ERISA so as to result in any material (in the opinion of the Majority Banks) liability to the Company or any ERISA Affiliate, (ii) permit to exist any ERISA Event or any other event or condition, which presents the risk of a material (in the opinion of the Majority Banks) liability to any member of the Controlled Group, (iii) make a complete or partial withdrawal (within the meaning of ERISA
Section 4201) from any Multiemployer Plan so as to result in any material (in the opinion of the Majority Banks) liability to the Company or any ERISA Affiliate, (iv) enter into any new Plan or modify any existing Plan so as to increase its obligations
       begin page 42

thereunder which could result in any material (in the opinion of the Majority Banks) liability to any member of the Controlled Group, or (v) permit the present value of all nonforfeitable accrued benefits under any Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially (in the opinion of the Majority Banks) to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan.

    7.09 Fixed Assets. Enter or permit any Subsidiary to enter into any sale and leaseback agreement or agreements covering any of its fixed assets; expend or incur, or permit any Subsidiary to expend or incur, obligations for the acquisition of fixed assets or the leasing of fixed assets (to include the cost of equipment for operating or capital leases and to exclude obligations under operating leases for real property), except:

              (a) expenditures for the purchase of fixed assets (net of construction allowances) to be held by the Company or leased under a sale and leaseback arrangement, and/or the invoice cost of fixed assets under lease, so long as the total dollar amount of all such transactions in any fiscal year does not exceed an aggregate of $60,000,000 in such fiscal year;

              (b) additional expenditures not included by the Company under subsection (a) hereof, in amounts not to exceed an aggregate of $500,000 in any fiscal year for the leasing of fixed assets; and

              (c) additional expenditures not included by the Company under subsection (a) hereof, in amounts not to exceed an aggregate of $10,000,000 for future expansion of the Company's East Coast distribution and warehouse facilities.

    7.10 Change in Business. The Company shall not, and shall not permit any of its Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by it on the date hereof.

    7.11 Change in Structure. The Company shall not and shall not permit any of its Subsidiaries to, make any changes in its equity capital structure (including in the terms of its outstanding stock, but excluding the Company's stock repurchase programs), or amend its certificate of incorporation or by-laws in any material respect.

    7.12 Accounting Changes. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company or of any of its consolidated Subsidiaries.

       begin page 43


                          ARTICLE VIII
                       EVENTS OF DEFAULT

    8.01 Event of Default. Any of the following shall constitute an "Event of Default":

         (a) Non-Payment. The Company fails to pay, (i) within one calendar day after the same shall become due, any amount of principal of any Loan, or (ii) within five calendar days after the same shall become due, any interest, fee or any other amount payable hereunder or pursuant to any other Loan Document; or

         (b) Representation or Warranty. Any representation or warranty by the Company or any of its Subsidiaries made or deemed made herein, in any Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any of its Subsidiaries, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

         (c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in Sections
6.02 through 6.05 and 6.09 or Article VII; or

         (d) Other Defaults. The Company fails to perform or observe any other term or covenant contained in this Agreement or any Loan Document, and such default shall continue unremedied for a period of 20 days after the earlier of (i) the date upon which a Responsible Officer of the Company knew or should have known of such failure or (ii) the date upon which written notice thereof is given to the Company by the Agent or any Bank; or

         (e) Cross-Default. The Company or any of its Subsidiaries (i) fails to make any payment in respect of any indebtedness, guaranty obligation or other contingent obligation, having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $500,000, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such indebtedness, guaranty obligation or other contingent obligation, and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such indebtedness or beneficiary or beneficiaries of such indebtedness (or a trustee or agent on behalf of such holder or holders or
       begin page 44

beneficiary or beneficiaries) to cause such indebtedness to be declared to be due and payable prior to its stated maturity, or such guaranty obligation or other contingent obligation to become payable or cash collateral in respect thereof to be demanded; or (iii) any event of default of any kind occurs under the Company's syndicated credit agreement dated July 31, 1993 with Wells Fargo Bank, N.A., as agent, or under any revision, amendment or substitution for such Agreement.

         (f) Insolvency; Voluntary Proceedings. The Company or any of its Subsidiaries (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

         (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Subsidiary of the Company, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's or any of its Subsidiaries' Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any of its Subsidiaries admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or
(iii) the Company or any of its Subsidiaries acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business;

         (h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,000,000; (ii) the commencement or increase of contributions to, or the adoption of or the amendment of a Pension Plan by the Company or an ERISA Affiliate which has resulted or could reasonably be expected to result in an increase in Unfunded Pension Liability among all Pension Plans in an aggregate amount in excess of $1,000,000; (iii) any of the representations and warranties contained in Section 5.07 shall cease to be true and correct in any material respect; or (iv) the Company or an ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, which
       begin page 45


has resulted or could reasonably be expected to result in a Material Adverse Effect.

         (i) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against the Company or any of its Subsidiaries involving in the aggregate a liability (not fully covered by independent third-party insurance) as to any single or related series of transactions, incidents or conditions, of $1,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof; or

         (j) Non-Monetary Judgments. Any non-monetary judgment, order or decree shall be rendered against the Company or any of its Subsidiaries which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

         (k) Ownership. Any one shareholder holds in the aggregate a direct or indirect beneficial equity interest in the Company equal to 35% or more of the total equity interest of the Company; or

         (l) Loss of Licenses. Any other Governmental Authority shall revoke or fail to renew any material license, permit or franchise of the Company or any of its Subsidiaries or the Company or any of its Subsidiaries shall for any reason lose any material license, permit or franchise or the Company or any of its Subsidiaries shall suffer the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit or franchise; or

         (m)  Adverse Change.  There shall occur a Material
Adverse Effect; or

         (n) Other Revolving Commitments. Without the prior written consent of all Banks, the Company ceases to have available revolving credit commitments for working capital requirements (other than under this Agreement) in an amount at least equal to Eighty Million Dollars ($80,000,000); or the credit agreements covering such commitments do not have a cross-default clause providing that a default under this Agreement will constitute a default under the other commitments.

    8.02 Remedies. If any Event of Default occurs, the Agent shall, at the request of, or may, with the consent of, the Majority Banks,

         (a) declare the Commitment of each Bank to make Loans to be terminated, whereupon such Commitments shall forthwith be terminated;

       begin page 46


         (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other
Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

         (c) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan
Documents or applicable law;

provided, however, that upon the occurrence of any event specified in paragraph (f) or (g) of Section 8.01 above (in the case of clause (i) of paragraph (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Bank to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Bank.

    8.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.


                           ARTICLE IX
                           THE AGENT

    9.01 Appointment and Authorization. Each Bank hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

    9.02 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

       begin page 47

    9.03 Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

    9.04  Reliance by Agent.

         (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

         (b) For purposes of determining compliance with the conditions specified in Section 4.01, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter either sent by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

       begin page 48


    9.05 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Banks. The Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Majority Banks in accordance with Article VIII; provided, however, that unless and until the Agent shall have received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

    9.06 Credit Decision. Each Bank expressly acknowledges that none of the Agent-Related Persons has made any representation or warranty to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated thereby, and made its own decision to enter into this Agreement and extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Agent-Related Persons.

    9.07 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however,
       begin page 49

 that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

    9.08 Agent in Individual Capacity. BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though BofA were not the Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, BofA shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" include BofA in its individual capacity.

    9.09 Successor Agent. The Agent may, and at the request of the Majority Banks shall, resign as Agent upon 30 days' notice to the Banks. If the Agent shall resign as Agent under this Agreement, the Majority Banks shall appoint from among the Banks a successor agent for the Banks which successor agent shall be approved by the Company. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Company, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring
       begin page 50

 Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Banks appoint a successor agent as provided for above.

    9.10 Withholding Tax. (a) If any Bank is a "foreign corporation, partnership or trust" within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Bank agrees with and in favor of the Agent, to deliver to the Agent:

              (i) if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Forms 1001 and W-8 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

              (ii) if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement, and IRS Form W-9; and

               (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Bank agrees to promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

         (b) If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Company to such Bank. To the extent of such percentage amount, the Agent will treat such Bank's IRS Form 1001 as no longer valid.

         (c) If any Bank claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to undertake sole responsibility for complying with
       begin page 51

the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

         (d) If any Bank is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

         (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered, was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

    9.11 Co-Agents. None of the Banks identified on the facing page or signature pages of this Agreement as a "co-agent" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

                           ARTICLE X
                         MISCELLANEOUS

    10.01 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks, the Company and acknowledged by the Agent, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks, the Company and acknowledged by the Agent, do any of the following:
       begin page 52


         (a) increase or extend the Commitment of any Bank (or reinstate any Commitment terminated pursuant to subsection
8.02(a) or subject any Bank to any additional obligations;

         (b) postpone or delay any date fixed for any payment of principal, interest, fees or other amounts due to the Banks
(or any of them) hereunder or under any Loan Document;

         (c) reduce the principal of, or the rate of interest specified herein on any Loan, or of any fees or other amounts payable hereunder or under any Loan Document;

         (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Banks or any of them to take any action hereunder; or

         (e) amend this Section 10.01 or Section 2.13 or any provision providing for consent or other action by all Banks;

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document.

    10.02  Notices.

         (a) All notices, requests and other communications provided for hereunder shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on the applicable signature page hereof, and (ii) shall be followed promptly by a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on the applicable signature page hereof; or, as directed to the Company or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to each other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent.

         (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II or IX shall not be effective until actually received by the Agent.

         (c) The Company acknowledges and agrees that any agreement of the Agent and the Banks at Article II herein to
       begin page 53

receive certain notices by telephone and facsimile is solely for the convenience and at the request of the Company. The Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Agent and the Banks shall not have any liability to the Company or other Person on account of any action taken or not taken by the Agent or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Agent and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Banks of a confirmation which is at variance with the terms understood by the Agent and the Banks to be contained in the telephonic or facsimile notice.

    10.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

    10.04 Costs and Expenses. The Company shall, whether or not the transactions contemplated hereby shall be consummated:

         (a) pay or reimburse BofA (including in its capacity as Agent) within five Business Days after demand (subject to subsection 4.01(e)) for all costs and expenses incurred by BofA (including in its capacity as Agent) in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including the reasonable Attorney Costs incurred by BofA (including in its capacity as Agent) with respect thereto;

         (b) pay or reimburse each Bank, the Agent and the Arranger within five Business Days after demand (subject to subsection 4.01(e)) for all costs and expenses incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies during the existence of an Event of Default (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding) under this Agreement, any other Loan Document, and any such other documents, including Attorney Costs, incurred by the Agent, the Arranger and any Bank; and

         (c) pay or reimburse BofA (including in its capacity as Agent) within five Business Days after demand (subject to subsection 4.01(f)) for all appraisal (including the allocated
       begin page 54

cost of internal appraisal services), audit, environmental inspection and review (including the allocated cost of such internal services), search and filing costs, fees and expenses, incurred or sustained by BofA (including in its capacity as Agent) in connection with the matters referred to under subsections (a) and (b) of this Section.

    10.05 Indemnity. Whether or not the transactions contemplated hereby shall be consummated: The Company shall pay, indemnify, and hold each Bank, the Agent and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including Attorney Costs) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and any other Loan Documents, or the transactions contemplated hereby and thereby, and with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

    10.06 Marshalling; Payments Set Aside. Neither the Agent nor the Banks shall be under any obligation to marshall any assets in favor of the Company or any other Person or against or in payment of any or all of the Obligations. To the extent that the Company makes a payment or payments to the Agent or the Banks, or the Agent or the Banks enforce their Liens or exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent in its discretion) to be repaid to a trustee, receiver or any other party in connection with any Insolvency Proceeding, or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred, and
(b) each Bank severally agrees to pay to the Agent upon demand its ratable share of the total amount so recovered from or repaid by the Agent.

    10.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its
       begin page 55

rights or obligations under this Agreement without the prior written consent of the Agent and each Bank.

    10.08  Assignments, Participations, etc.

         (a) Any Bank may, with the written consent of the Company at all times other than during the existence of an Event of Default and the Agent, which consents shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Company or the Agent shall be required in connection with any assignment and delegation by a Bank to an Eligible Assignee that is an Affiliate of such Bank) (each an "Assignee") a ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Bank hereunder, in a minimum amount of $5,000,000; provided, however, that (i) no single Bank may make more than two such assignments; (ii) the Company and the Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until
(A) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Agent by such Bank and the Assignee; (B) such Bank and its Assignee shall have delivered to the Company and the Agent an Assignment and Acceptance in the form of Exhibit C ("Assignment and Acceptance") and (C) the assignor Bank or Assignee has paid to the Agent a processing fee in the amount of $3,500. Each Bank shall retain a minimum Commitment amount of at least $5,000,000.

         (b) From and after the date that the Agent notifies the assignor Bank that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and
(ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

         (c) Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement, shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Bank pro tanto.

         (d) Any Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a "Participant") participating interests in any Loans, the Commitment of that Bank and the other interests of that Bank
       begin page 56

(the "originating Bank") hereunder and under the other Loan Documents; provided, however, that (i) the originating Bank's obligations under this Agreement shall remain unchanged,
(ii) the originating Bank shall remain solely responsible for the performance of such obligations, (iii) the Company and the Agent shall continue to deal solely and directly with the originating Bank in connection with the originating Bank's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Bank shall transfer or grant any participating interest under which the Participant shall have rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the first proviso to Section 10.01. In the case of any such participation, the Participant shall not have any rights under this Agreement, or any of the other Loan Documents, and all amounts payable by the Company hereunder shall be determined as if such Bank had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

         (e) Each Bank agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Company and provided to it by the Company or any Subsidiary, or by the Agent on such Company's or Subsidiary's behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or (ii) was or becomes available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to the Bank; provided, however, that any Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process;
(C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Bank or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Bank's independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing
       begin page 57

to keep such information confidential to the same extent required of the Banks hereunder, and (H) as to any Bank, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company is party or is deemed party with such Bank.

         (f) Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

    10.09 Automatic Debits of Fees. With respect to any commitment fee, facility fee, or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Agent, BofA or the Arranger under the Loan Documents, the Company hereby irrevocably authorizes BofA, upon at least one day's prior written notice to the Company, to debit any deposit account of the Company with BofA in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in BofA's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section 10.09 shall be deemed a setoff.

    10.10 Notification of Addresses, Lending Offices, Etc. Each Bank shall notify the Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

    10.11 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Agent.

    10.12 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

    10.13 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Banks and the Agent, and their permitted
       begin page 58

successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither the Agent nor any Bank shall have any obligation to any Person not a party to this Agreement or other Loan Documents.

    10.14 Time. Time is of the essence as to each term or provision of this Agreement and each of the other Loan
Documents.

    10.15  Governing Law and Jurisdiction.

         (a)  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED
IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA; PROVIDED
THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING
UNDER FEDERAL LAW.

         (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND ANY OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE AGENT AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY, THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE AGENT AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

    10.16 Waiver of Jury Trial. THE COMPANY, THE BANKS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, THE BANKS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
       begin page 59

    10.17 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Banks and the Agent, and supersedes all prior or contemporaneous Agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in San Francisco, California by their proper and duly authorized officers as of the day and year first above written.

                             ROSS STORES, INC.

                             By:/S/EARL BENSON

                             Title:Sr. Vice President & CFO

                             By:

                             Title:

                             Address for notices:

                             8333 Central Avenue
                             Newark, CA  94560-3433
                             Attn:  Earl T. Benson
                                    Chief Financial Officer
                             Facsimile: (510) 505-4181
                             Tel: (510) 505-4512

                             BANK OF AMERICA NATIONAL TRUST
                             AND SAVINGS ASSOCIATION,
                             as Agent

                             By:/s/ KEVIN LEADER

                             Title: Vice President

                             Address for notices:

                             1455 Market Street, 12th Floor
                             San Francisco, CA  94103
                             Attn:  Global Agency #5596
                             Facsimile: (415) 622-4894
                             Tel: (415) 953-0108

                             Address for payments (by wire):

                             Bank of America NT&SA
                             850 Gateway Boulevard
                             Concord, CA 94520
                             ABA 121000358 SF
                             Attention: Global Agency #5596
                             Account No. 12331-14279
                             Ref: Ross Stores, Inc.
       begin page 60


Commitment                   THE INDUSTRIAL BANK OF JAPAN,
Amount: $20,000,000          LIMITED, as Co-Agent and as a Bank


                             By:/s/ MAKOTO MASUDA

                             Title:Deputy General Manager

                             By:

                             Title:

                             Address for notices, and Domestic
                             and Offshore Lending Office:

                             555 California Street, Suite 1610
                             San Francisco, CA 94194

                             Attention: Greg Stewart, Vice
                                President
                             Telephone: (415) 693-1824
                             Facsimile: (415) 982-1917

Commitment                   BANK OF AMERICA NATIONAL TRUST
Amount: $40,000,000          AND SAVINGS ASSOCIATION, as a Bank


                             By:/s/JEAN A. BRINKMANN
                                 Jean A. Brinkmann
                                 Vice President

                             By:

                             Title:

                             Address for notices, and Domestic
                             and Offshore Lending Office:

                             San Francisco Regional Commercial
                             Banking Office #1499
                             345 Montgomery Street, Concourse
                             Level
                             San Francisco, CA 94104

                             Attention: Jean A. Brinkmann
                             Telephone: (415) 622-8308
                             Facsimile: (415) 622-1878


       begin page 61




                      SCHEDULE 5.05

                        LITIGATION

There is no litigation against the company pertaining to this agreement or any other loan document, or if determined adverseley would have a material impact on the company.



                      SCHEDULE 5.07

                    ERISA COMPLIANCE


Ross Stores is in complete compliance with all provisions of ERISA.


                       SCHEDULE 5.12

                    ENVIRONMENTAL MATTERS


Ross Stores does not have, nor is aware of any environmental claims that could have a material adverse effect.

       begin page 62




                    SCHEDULE 5.11

                  PERMITTED LIABILITIES



East Coast Distribution Center Insurance Claim



Note: Ross Stores incurred damage to both merchandise and the building in our East Coast Distribution Center. This is not considered a direct liability as it is covered by insurance.





       begin page 63





                     SCHEDULE 5.16

                   LIST OF SUBSIDIARIES


Ross Realty Company

Ross Newark Company

Retail Assurance Group, Ltd


       begin page 64

                            EXHIBIT A

                       NOTICE OF BORROWING


                                   Date:                  , 199


     To:Bank of America National Trust and Savings Association as Agent for the Banks parties to the
     Credit Agreement dated as of                  , 1994
     (as extended, renewed, amended or restated from time to time, the "Credit Agreement") among Ross Stores, Inc., certain Banks which are signatories thereto and Bank of America National Trust and Savings Association, as Agent

Ladies and Gentlemen:

     The undersigned, Ross Stores, Inc. (the "Company"), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.03 of the Credit Agreement, of the Borrowing specified herein:

          1.  The Business Day of the proposed Borrowing is
                             , 19   .

          2.  The aggregate amount of the proposed Borrowing is
     $                     .

          3.  The Borrowing is to be comprised of $            of
     [Base Rate] [Offshore Rate] Loans.

          4. The duration of the Interest Period for the Offshore Rate Loans included in the Borrowing shall be _____ months.

     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

          (a) the representations and warranties of the Company contained in Article V of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date);

          (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed Borrowing; and
          (c) The proposed Borrowing will not cause the aggregate principal amount of all outstanding Revolving Loans to exceed the combined Revolving Commitments of the Banks.

                                   Ross Stores, Inc.



                                   By:

                                   Title:


                                   By:

                                   Title:
       begin page 65

                            EXHIBIT B

                NOTICE OF CONVERSION/CONTINUATION

                                   Date:                  , 199

     To:Bank of America National Trust and Savings Association, as Agent for the Banks parties to the
     Credit Agreement dated as of                 , 1994 (as
     extended, renewed, amended or restated from time to time, the "Credit Agreement") among Ross Stores, Inc., certain Banks which are signatories thereto and Bank of America National Trust and Savings Association, as Agent

Ladies and Gentlemen:

     The undersigned, Ross Stores, Inc. (the "Company"), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.04 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

          1.  The Conversion/Continuation Date is             ,
     19  .

          2.  The aggregate amount of the Loans to be [converted]
     [continued] is $              .

          3.  The Loans are to be [converted into] [continued as]
     [Offshore Rate] [Base Rate] Loans.

          4.  [If applicable:]  The duration of the Interest
     Period for the Loans included in the [conversion]
     [continuation] shall be      months.

     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed Conversion/Continuation Date, before and after giving effect thereto and to the application of the proceeds therefrom:

          (a) the representations and warranties of the Company contained in Article V of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date);

          (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion]
     [continuation]; and

          (c) the proposed [conversion][continuation] will not cause the aggregate principal amount of all outstanding
     Revolving Loans to exceed the combined Revolving Commitments of the Banks.

                                   Ross Stores, Inc.



                                   By:

                                   Title:


                                   By:

                                   Title: _______________________
       begin page 66

                            EXHIBIT C
                    Assignment and Acceptance

     ASSIGNMENT AND ACCEPTANCE dated ______________, 199__ between ________________ (the "Assignor") and ___________________
(the "Assignee").

                            RECITALS

     A. Reference is made to the Credit Agreement dated as of ________________, 1994 (as amended from time to time, the "Credit Agreement"), among Ross Stores, Inc. (the "Company"), the several financial institutions from time to time party thereto (the "Banks") and Bank of America National Trust and Savings Association as agent for the Banks (in such capacity, the "Agent"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms as set forth in the Credit Agreement.

     B. The Assignor is a Bank under and as defined in the Credit Agreement and, as such, presently has outstanding the following Commitment and Loans under the Credit Agreement:

          Revolving Commitment               $__________
          Base Rate Loans                    $__________
          Offshore Rate Loans                $__________

     C. On the terms and conditions set forth below, the Assignor desires to sell and assign to the Assignee, and the Assignee desires to purchase and assume from the Assignor, a ______ %<F1> interest (the "Assigned Percentage") in and to all of the Assignor's rights and obligations as of the Effective Date
(as defined below).

     D.   After giving effect to such assignment, the respective
Commitments and outstanding Loans of the Assignor and Assignee under the Credit Agreement will be:

          Assignor

          Revolving Commitment               $_________
          Base Rate Loans                    $_________
          Offshore Rate Loans                $_________

          Assignee

          Revolving Commitment               $_________
          Base Rate Loans                    $_________
          Offshore Rate Loans                $_________

     NOW, THEREFORE, the Assignor and the Assignee hereby agree as follows:
     1. The Assignor hereby sells and assigns to the Assignee WITHOUT RECOURSE, and the Assignee hereby purchases and assumes from the Assignor, the Assigned Percentage of the Assignor's rights and obligations under the Credit Agreement as of the Effective Date.

     2. The Assignor (i) represents and warrants that as of the date hereof its Commitments and outstanding Loans (without giving effect to assignments thereof which have not yet become effective) are as stated in the Recitals, above; (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representations or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document furnished pursuant thereto; and (iv) makes no representations or warranty and assumes no responsibility with respect to the financial condition of the Company or any of its Subsidiaries or the performance or observance by the Company or any of its Subsidiaries of any of their obligations under the Credit Agreement or any other Loan Document furnished pursuant thereto.

     3. The Assignee (i) represents and warrants that it is an Eligible Assignee; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter this Assignment and Acceptance; (iii) agrees that it will, independently and without reliance upon Agent, the Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and any other Loan Documents; (iv) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by a Bank thereunder.

     4. Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to Agent for acceptance and recording by Agent and acceptance by the Company. The effective date for this Assignment and Acceptance shall be ____________ (the "Effective Date"), subject to acceptance by the Agent and the Company; provided, however, this Assignment and Acceptance shall not be effective until accepted by the Agent and the Company.

     5. Subject to and upon such acceptance and recording as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and shall be entitled to the rights and benefits of the Loan Documents and, to the extent of the percentage assigned in this Assignment and Acceptance, have the rights and obligations of a Bank thereunder and (ii) the Assignor shall, to the extent of the percentage assigned in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

     6. Subject to and upon such acceptance and recording, from and after the Effective Date, Agent shall make all payments under the Credit Agreement which are payable to Agent for the account of the appropriate Bank to the appropriate Banks severally in proportion to their respective percentages determined after giving effect to this assignment, when payment is due. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the other Loan Documents for periods prior to the Effective Date directly between themselves.

     7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of California.

     8.   The following administrative details apply to the
Assignee:

     (A)  Notice Address:

               Assignee name:  ________________
               Address:   _____________________
                          _____________________
                          _____________________
               Attention:  ____________________
               Telephone:  (   ) ______________
               Facsimile:  (   ) ______________

     (B)  Address for Payments:

               Account No.:  __________________
                     At:     __________________
                             __________________
                             __________________
               Reference:    __________________
               Attention:    __________________

     (C)  Offshore Lending Office:

               Assignee name:  __________________
               Address:    ______________________
                           ______________________
                           ______________________
               Attention:  ____________________
               Telephone:  (   ) ______________
               Facsimile:  (   ) ______________
     (C)  Domestic Lending Office:

               Assignee name:  ________________
               Address:  ______________________
                         ______________________
                         ______________________
               Attention:  ____________________
               Telephone:  (   ) ______________
               Facsimile:  (   ) ______________

     9. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of California.

     IN WITNESS WHEREOF, the undersigned as executed this Certificate as of the date first set forth above.

                                 [NAME OF ASSIGNOR]

                                 By: __________________________

                                 Title: _______________________

                                 [NAME OF ASSIGNEE]

                                 By: _________________________

                                 Title: ______________________

ACCEPTED this ___ day
of ___________, 199__

BANK OF AMERICA NATIONAL TRUST AND
     SAVINGS ASSOCIATION, as Agent

By: ____________________________
Title:  Vice President


ACCEPTED this ___ day
of ___________, 199__

ROSS STORES, INC.

By: ____________________________

Title: _________________________

_______________________________

[FN]
<F1>    Specify percentage of Assignor's interest only in total
facility in no more than 4 decimal points.